As filed with the Securities and Exchange Commission on April 22, 2025

Registration No. 333-[ ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fly-E Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3711	92-0981080
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

136-40 39th Avenue
Flushing, NY 11354
(929) 410-2770
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zhou Ou
Chief Executive Officer
136-40 39th Avenue
Flushing, NY 11354
(929) 410-2770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wei Wang, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Tel: (212) 370-1300

Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMIARY PROSPECTUS	SUBJECT TO COMPLETION DATED APRIL 22, 2025

Up to 36,363,636 Shares of Common Stock

Up to 72,727,272 Warrants to Purchase Common Stock

Up to 72,727,272 Shares of Common Stock Underlying the Warrants

Fly-E Group, Inc.

Fly-E Group, Inc. (the “Company”, “we”, “us” or “our”) is offering on a reasonable best efforts basis up to 36,363,636 shares of our common stock, par value $0.01 (the “Common Stock”) and up to 72,727,272 warrants (the “Warrants”) to purchase Common Stock (including shares of Common Stock underlying warrants) for gross proceeds of up to approximately $8.0 million. Each share of Common Stock is being sold together with two Warrants, with each Warrant to purchase one share of Common Stock. The shares of Common Stock and accompanying Warrants must be purchased together in this offering but will be issued separately. Each Warrant is exercisable immediately with an exercise price equal to 120% of the offering price, and expires on the fifth anniversary of the issuance date, subject to certain adjustments. We are offering the securities for an assumed offering price of $0.22 per share of Common Stock and accompanying Warrants, which was 50% of the last reported sale price for our Common Stock on Nasdaq on April 17, 2025. The final offering price will be determined through negotiation between us and the Placement Agent (as defined below) in the offering, may be at a discount to the current market price, and the recent market price used throughout this preliminary prospectus may not be indicative of the actual offering price.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “FLYE.” On April 17, 2025, the closing trading price for our Common Stock, as reported on The Nasdaq Stock Market LLC (the “Nasdaq”), was US$0.44 per share. The Warrants offered hereby are not listed on any stock exchange or any trading system, and we do not expect a market for the Warrants to develop.

We have retained American Trust Investment Services, Inc., LLC to act as our exclusive placement agent (the “Placement Agent” or “ATIS”) in connection with this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number of dollar amount of securities. The Placement Agent is arranging for the sale of Common Stock and accompanying Warrants offered in this prospectus on a “best-efforts” basis and such Common Stock and accompanying underlying the Warrants are not being offered on a firm commitment by the Placement Agent. The offering will terminate on [●], 2025, unless completed sooner or unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will deliver all securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent (as defined below) have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have received a written notification from Nasdaq on October 2, 2024, notifying us that we are not in compliance with the minimum bid price requirement set forth in Nasdaq Rules for continued listing on the Nasdaq. To regain compliance, our Common Stock must have a closing bid price of at least US$1.00 for a minimum of 10 consecutive business days by March 31, 2025. On April 2, 2025, Nasdaq notified us that, although the Company has not regained compliance with the minimum bid price requirement, the Company is eligible to receive an additional 180 calendar day period or until September 29, 2025, to regain compliance with the minimum bid price requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). We will monitor the closing bid price of our Common Stock and may, if appropriate, consider implementing available options, including, but not limited to, implementing a reverse share split of our Common Stock, to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules. See “Risk Factors – Risks Related to this Offering and Our Securities – There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.”

We are an “emerging growth company” and a “smaller reporting company” as defined in the federal securities laws and are subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

Because our directors and executive officers control a majority of the voting power of our Common Stock, we are deemed a “controlled company” under the listing rules of Nasdaq, and we qualify for exemptions from certain corporate governance requirements afforded to controlled companies. Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we so elect, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. See “Prospectus Summary— Implication of Being a Controlled Company.”

An investment in our securities involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 11 of this prospectus, in our Annual Report on Form 10-K for the year ended March 31, 2024 (the “2024 Annual Report”), our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2024, September 30, 2024 and December 31, 2024 (collectively, the “2024 Quarterly Reports”) and in our other reports filed with the Securities and Exchange Commission (the “SEC”) that are incorporated herein by reference before you make your decision to invest in our securities.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share of Common Stock and accompanying Warrants	Total
Offering price(1)	$0.22	$8,000,000
Placement Agent commissions(2)	$0.02	560,000
Proceeds to us, before expenses	$0.20	$7,440,000

(1)	Assuming an offering price of $0.22 per share and maximum offering amount of approximately $8,000,000.

(2)	We have agreed to pay the Placement Agent a commission equal to 7% of the gross proceeds of this offering. We have also agreed to provide the Placement Agent a non-accountable expense allowance equal to 1% of the gross proceeds of this offering and out-of-pocket expenses up to a maximum amount of $150,000. See “Plan of Distribution”.

We expect to deliver the securities comprising the Common Stock and the accompanying Warrants against payment in U.S. dollars in New York, NY on or about [●], 2025.

American Trust Investment Services, Inc.

The date of this prospectus is ___________________, 2025.

i

ABOUT THIS PROSPECTUS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or incorporated by reference herein is current only as of its date.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Although we are responsible for all of the disclosures contained in this prospectus and we believe the market and industry data included in this prospectus is reliable, we have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. The market and industry data and forecasts included in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. While we are not aware of any misstatements regarding the market and industry data and forecasts presented in this prospectus, such data and forecasts involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings entitled “Risk Factors” and the 2024 Annual Report and other reports we filed with the SEC which are incorporated herein by reference and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this document or incorporated by reference herein and other statements made from time to time by us or our representatives might not occur.

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our ability to obtain additional funding to market our vehicles and develop new products;

●	our ability to produce our vehicles with sufficient volume and quality to satisfy customers;

●	the inability of our principal vendors to deliver the necessary components for our vehicles at prices and volumes acceptable to us;

●	our principal vendors failing to perform quality control on our products;

●	the inability to obtain sufficient intellectual property protection for our brand and technologies;

●	our vehicles failing to perform as expected;

●	our facing product warranty claims or product recalls;

●	our facing adverse determinations in significant product liability claims;

●	customers not adopting electric vehicles;

●	the development of alternative technology that adversely affects our business;

●	our ability to regain and maintain compliance with the continued listing standards of the Nasdaq;

●	the changes or developments with respect to domestic and international customs, tariffs, and trade policies, corresponding or retaliatory actions by other countries and related uncertainties;

●	increased government regulation of our industry; and

●	tariffs and currency exchange rates.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

iii

Prospectus Summary

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus, including the information incorporated by reference herein, carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, before making an investment decision. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus and the information incorporated herein by reference are the property of their respective owners.

Overview

We are an electric vehicle (“EV”) company that is principally engaged in designing, installing, selling and rental of smart electric motorcycles (“E-motorcycles”), electric bikes (“E-bikes”), electric scooters (“E-scooters”) and related accessories under the brand “Fly E-Bike.” At Fly E-Bike, our commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future.

Fly E-Bike was established in 2018 with its first store opened in New York. Our business has grown rapidly since then and we are now one of the leading providers of E-bikes for food delivery workers in New York City. As of April 22, 2025, we have 36 stores, including 35 retail stores in the United States and one retail store in Canada. The Company offers rental services from selected locations in New York and Los Angeles. We also operate one online store at flyebike.com, focusing on selling E-motorcycles, E-bikes and E-scooters, serving customers in the United States. In addition, we plan to open a second online store focusing on selling gas bikes in the future. In addition, we plan to expand our presence in the United States and extend our business into South America and Europe.

We have a diversified product portfolio that is designed to satisfy the various demands of our customers and address different urban travel scenarios. Additionally, we aim to refresh our product offerings continuously to align with evolving market trends. As of April 22, 2025, we offered 25 E-motorcycle products, 28 E-bike products and 37 E-scooter products.

We are currently in the process of developing a Fly E-Bike app, which is a management service mobile software for our EVs, enabling customers to purchase bikes, locate company stores, schedule bike repairs, and more. We aim to design an app that will bring users a comprehensive intelligent experience to create a safer and more satisfying riding life. The development of the app is still in its preliminary stage. We have launched a testing version of the app, which is currently unavailable to our customers. We are also in the process of developing the enterprise resource planning system (“ERP system”). We have developed a mobile phone application for our renal services, the GO FLY APP, which was launched in the rental business on September 5, 2024.

We source a significant portion of our vehicle components from China and the United States, and then assemble them into our vehicles in a facility located in Maspeth, New York.

Recent Developments

Reverse Split

In April 2024, we effected a stock split of our authorized and all issued and outstanding shares of our Common Stock and preferred stock at a split ratio of 1-for-110,000, where the par value of the Company’s Common Stock remained unchanged at $0.01 per share, and number of authorized shares of the Company’s capital stock was increased from 440 to 48,400,000, with the number of authorized shares of Common Stock and preferred stock being increased from 400 to 44,000,000 and from 40 to 4,400,000, respectively. The issued and outstanding Common Stock and preferred stock increased at a split ratio of 1-for-110,000. The share number and related data in this prospectus has been updated to reflect the stock split referenced above.

IPO

On June 7, 2024, we consummated our initial public officering (the “IPO”) and sold 2,250,000 shares of Common Stock, at a price of $4.00 per share. The gross proceeds of the offering were $9.0 million, prior to deducting the underwriting discounts, commissions and offering expenses payable by the Company. In addition, we granted the underwriters a 30-day option to purchase an additional 337,500 shares of Common Stock at the initial public offering price, less underwriting discounts and commissions, to cover over-allotments. On June 25, 2024, we sold an additional 337,500 shares of Common Stock to the underwriters of our IPO for gross proceeds of $1.4 million upon full exercise of the underwriters’ over-allotment option. Net proceeds received by us from our initial public offering, including the exercise of the over-allotment option, were approximately $9.2 million.  We also issued to The Benchmark Company, LLC (the “IPO Representative”), the representative of the IPO underwriters warrants to purchase 129,375 shares. None of such warrants were exercised as of the date of this prospectus.

Loan and Security Agreement

On August 5, 2024 (the “Effective Date”), the Company, Fly E-Bike, Inc. (“Fly E-Bike”), a Delaware corporation, and Fly EV, Inc. (collectively with the Company and Fly E-Bike, the “Borrower”) entered into a loan and security agreement (the “Loan Agreement”) with Peapack-Gladstone Bank (the “Lender”). Pursuant to the Loan Agreement, the Lender made available to the Borrower a $5 million revolving credit facility (the “Revolving Credit”), which the Borrower will use periodically for operating needs and to help facilitate acquisitions. The Loan Agreement has a one-year term. The principal balance of the loan under the Revolving Credit bears interest at a per annum rate equal to the term SOFR plus a spread of 3.50%, with a floor of 5.50%. The Borrower will make interest-only payments quarterly, starting on November 1, 2024. The entire amount of outstanding principal and interest is due on August 31, 2025.

As security for the payment of the loan, the Borrower granted the Lender a continuing lien on and security interest in all assets of the Borrower, including accounts, chattel paper, documents, instruments, inventory, general intangibles, equipment, fixtures, deposit accounts, goods, letter-of-credit rights, supporting obligations, investment property, commercial tort claims, property in the Lender's possession, additions, and proceeds. The Borrower paid a non-refundable revolving credit closing fee of $20,000 at closing, agreed to pay an unused line fee of 0.25% quarterly, and a late charge of 5% on any payments not made within five days of the due date. Upon an event of default, the Lender may terminate the Revolving Credit, declare the Borrower’s obligations immediately due and payable, and exercise rights under the UCC and other applicable laws, including taking possession of the collateral and selling it.

Rental Program

We launched a rental program to meet the increasing market demand for safe, UL-certified e-bikes in compliance with New York State regulations in October 2024. The rental service, now available in New York City and Los Angeles via the Go Fly rental service mobile app and select Fly E-Bike stores, provides users with a flexible and affordable e-bike rental option. As part of FLY-E’s growth strategy, we plan to expand the rental service to Miami and Toronto shortly.

Trade-in Program

In January 2025, the New York City Department of Transportation (“NYC DOT”) launched a $2 million trade-in program, allowing eligible food delivery workers to replace their unsafe e-bikes, e-mobility devices, and batteries with high-quality versions. Our Fly-11 PRO was chosen as the official model of NYC DOT and participates in this program. We have also been actively cooperating with the government to provide information and promote the model.

Increase in Authorized Shares

In March 2025, we amended our amended and restated certificate of incorporation to increase the authorized shares of Common Stock from 100,000,000 shares to 300,000,000 shares.

UL Litigation

On or about March 12, 2025, UL LLC (“UL”) filed a complaint against the Company, along with the Company’s certain subsidiaries and certain individuals, in the Eastern District of New York (the “Complaint”). The Complaint alleges that the Company improperly used UL’s trademark by claiming certain products were certified by UL. The Complaint seeks $2,000,000 for each instance an allegedly counterfeit UL mark was used and asserts claims for federal trademark infringement and counterfeiting, unfair competition and false designations of the origin and false and misleading representations, common law unfair competition, common law unjust enrichment, and unlawful deceptive acts and practices. The response to the Complaint is due on May 8, 2025. The Company and UL are in the process of discussing settlement. If settlement efforts are unsuccessful, the Company intends to defend itself against the lawsuit.

Our History and Corporate Structure

We initially started our business in 2018 as Ctate Inc. (“Ctate”), a New York corporation. Our business has experienced rapid growth since then and we opened multiple retail stores within a short period of time. In the interest of efficient management, each retail store was managed by a separate company wholly owned by Ctate.

Fly E-Bike was a wholly owned subsidiary of Ctate incorporated on August 22, 2022. On September 12, 2022, Ctate and Fly E-Bike entered into an Agreement and Plan of Merger, pursuant to which Ctate merged into and with Fly E-Bike, with Fly E-Bike being the surviving corporation.

Fly-E Group, Inc. (“Fly-E Group”), a Delaware corporation, was incorporated on November 1, 2022. On December 21, 2022, Fly E-Bike, the stockholders of Fly E-Bike and Fly-E Group entered into a Share Exchange Agreement, pursuant to which Fly-E Group acquired all of the issued and outstanding shares of Fly E-Bike by issuing its shares to the stockholders of Fly E-Bike on a one-for-one basis (the “Share Exchange”). As a result of the Share Exchange, Fly E-Bike became a wholly owned subsidiary of Fly-E Group. Fly-E Group has no substantive operations other than holding all of the issued and outstanding shares of Fly E-Bike and Fly EV, Inc. Our business is primarily conducted through Fly E-Bike and its subsidiaries. Fly EV, Inc. is a Delaware corporation incorporated on November 1, 2022 and currently has no substantive operations.

Our Industry

The EV industry has been experiencing significant growth and innovation in recent years. With the advancement of technology and the increasing demand for environmentally friendly transportation options, E-bikes, E-motorcycles and E-scooters have become popular choices for commuting, leisure and sports. As the demand for sustainable transportation options continues to grow, the EV industry is poised for further growth and development.

Some of the major trends driving the growth of the EV industry include the increasing demand for sustainable transportation options, advancements in battery and motor technology, and the growing popularity of E-bike sharing services. Government incentives and regulations, such as tax credits and subsidies for the purchase of EVs, are also driving the growth of the industry.

City bikes and city E-bikes are popular in big cities in the United States, such as New York City, Miami and Dallas. There is also a growing popularity of E-scooters as an increasing number of EV merchants are launching their businesses in these cities.

New York City is a major commercial hub and the largest metropolitan area in the United States. As a result, the volume of small package deliveries in New York City is remarkably high, and it has continued to grow over the years. With the rise of E-commerce and online shopping, more and more people in New York City are relying on package deliveries for their everyday needs, leading to a significant increase in small package delivery volume. The COVID-19 pandemic has further accelerated this trend as more people have turned to online shopping.

The high volume of package deliveries in New York City has led to concerns about traffic congestion and delivery vehicle emissions, which the city is working to address through initiatives such as congestion pricing and EV incentives. For short-distance deliveries within urban areas, E-bike delivery can be a more efficient and environmentally friendly option compared to truck delivery. E-bikes can navigate through congested city streets, often taking shorter routes that trucks cannot access, and deliver packages quickly without contributing to traffic congestion or air pollution. Additionally, E-bikes are often cheaper to operate and maintain than trucks. We expect that other large densely populated cities in the United States, such as Miami and Dallas, face similar challenges and will continue to adopt the use of E-bikes, E-motorcycles and E-scooters to meet their delivery needs.

Our Products

We offer a diverse product portfolio that satisfies various demands of our customers and addresses different urban travel scenarios. Following market trends and technological updates, we continuously develop and add new products into our portfolio to meet our customers’ needs. We also aim to continuously introduce upgrades and refreshes to our existing models.

E-motorcycles

Our E-motorcycle category consists of 25 different products, which include a range of E-moped, E-motorcycle and E-tricycle.

E-moped

Our E-moped product line is one of our most popular, featuring a range of eight different models. Our E-mopeds can run an average of 20-70 miles on a single charge, with a top speed of 20-38 miles per hour. Additionally, our E-mopeds are capable of holding a payload of 185-400 pounds. Each E-moped offer several standard features, including a remote key fob, alarm system, lockable under-seat storage, front and rear suspension, and a complete lighting package. Some models also offer a USB phone charging port for added convenience. These features make them an ideal choice for delivery workers.

All of our E-mopeds feature a low seat height and large tires, providing excellent stability at all speeds and on all surfaces. Moreover, their electric drivetrain requires no clutch or gears, making them easy to operate for almost anyone.

E-motorcycle

We also offer E-motorcycles that are designed for urban commuting and city riding, offering a range of 25-80 miles on a single charge and a top speed of 30-59 miles per hour. They have a payload capacity of 160-400 pounds and feature a powerful electric motor with multiple riding modes to choose from. Additionally, our E-motorcycles are equipped with advanced safety features, including anti-lock brakes and a high-performance suspension system, ensuring optimal handling and rider safety.

E-tricycle

The Fly-Tricycle is an electric three-wheel vehicle that offers three seats. The interior of this vehicle is crafted with high-quality automotive-grade materials, ensuring long-lasting durability. This vehicle can run a range of 43-62 miles on a single charge, with a top speed of 30 miles per hour. Additionally, the Fly-Tricycle is capable of holding a payload of 1,239 pounds.

E-bikes

We currently offer 28 different E-bike products, which include City E-bikes, foldable E-bikes and standard E-bikes.

City E-bike

Our City E-Bike has a range of 15-20 miles on a single charge and a maximum speed of 20 miles per hour. It has a payload capacity of 200 pounds and an under-seat storage area.

Foldable E-bike

Our foldable E-bikes, including the Dolphin E-Bike and the Air-2, are versatile and convenient for folding. They are capable of running 20-25 miles on a single charge with a top speed of 23 miles per hour. In addition, our foldable E-bikes have a payload capacity of 250 pounds. They are compact, portable and easy to store, making them a good choice for people who are conscious of space limitations, such as those who live in small apartments in big cities.

Standard E-bike

Our standard E-bikes are designed to be lightweight and come in a variety of different outlook designs, with multiple speed options to choose from. They offer a range of 20-60 miles on a single charge, with a top speed range of 15-32 miles per hour, and have a payload capacity of 180-250 pounds.

E-scooters

Our E-scooter segment currently offers 37 different products, which the Insurgent E-Scooter, Flytron, H-Max and H-1 models.

Our E-scooters offer a range of 15-45 miles on a single charge and a top speed range of 15-40 miles per hour. They are also capable of holding a weight range of 250-330 pounds. Additionally, our smart E-scooters are equipped with hydraulic disc brakes made from special alloys. The brake discs are slotted to extend the life of the system. The hardware of the brakes is complemented by the electronic braking system, which provides for intelligent braking and recycling kinetic energy. Certain of our models also employ the combined braking system, which intelligently splits braking force between the front and rear discs to shorten the braking distance at higher speeds.

Accessories and spare parts

We offer a comprehensive line of Fly E-Bike branded accessories and spare parts. We also sell traditional bikes.

Intellectual Property

We currently hold one trademark in the United States, which covers our logo. We also hold four trademarks in China, which cover the names “FLY E-BIKE”, “FLY EBIKE”, “FLYEBIKE” and our logo. Additionally, we have two trademarks in the Dominican Republic covering the name “FLY E-BIKE” and our logo, and one trademark in Panama covering the name “FLY E-BIKE”. All these trademarks are effective from 2022 to 2033.

Other than the trademarks mentioned above, we do not own any patents, copyrights or other intellectual property registrations in the United States. We plan to seek further intellectual property registrations in the United States in the future. We currently also seek to protect our trade secrets and other proprietary information through common law copyright and trademark principles.

Summary of Risks

Our business is subject to a number of risks and uncertainties. These risks are discussed more fully in “Risk Factors” included elsewhere in this prospectus and in the section titled “Risk Factors” included in our 2024 Annual Report, the 2024 Quarterly Reports and other reports we filed with the SEC which are incorporated herein by reference. Before you make a decision to invest in our securities, you should carefully consider all of those risks including the following:

Risks Relating to Our Business

●	We may be unable to meet our growing production plans and delivery plans, any of which could harm our business and prospects.

●	We are dependent on certain principal vendors in China for a significant portion of our vehicle components, and the inability of these vendors to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

●	We rely on third parties for quality control on the parts sourced from China.

●	If we are unable to resolve the trademark infringement lawsuit filed by UL, we may incur substantial losses and face significant disruption to our business.

●	The current tensions in international trade policies and rising political tensions, particularly between the United States and China, may adversely impact our business and operating results.

●	Our success will depend on our ability to economically produce our vehicles at scale, and our ability to produce vehicles of sufficient quality and appeal to customers on schedule and at scale is unproven.

●	Changes in our supply chain may result in increased cost. If we are unsuccessful in our efforts to control and reduce supplier costs and manage inventory at optimal levels, our operating results will suffer.

●	Increases in costs, disruption of supply, or shortage of materials used to manufacture the component parts used in our vehicles, including potential risks stemming from the conflict between Russia and Ukraine, could harm our business.

●	Our vehicles may not perform in line with customer expectations.

●	Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt electric vehicles.

●	The electric mobility industry is subject to rapidly changing and often complex regulatory environments.

●	We may be unable to adequately control the costs associated with our operations.

●	We may not succeed in establishing, maintaining and strengthening our brand, which could materially and adversely affect customer acceptance of our products, which could in turn materially affect our business, results of operations or financial condition.

●	We have a relatively short operating history, which makes it difficult to evaluate our future prospects, forecast financial results, and assess the risks and challenges we may face.

●	We identified material weaknesses and significant deficiencies in our internal control over financial reporting.

●	The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in this industry.

●	An adverse determination in any significant product liability claim against us could materially adversely affect our business, results of operations or financial condition.

●	We are dependent upon our executives for their services and any interruption in their ability to provide their services could cause us to cease operations.

●	Our management team does not have any experience in operating a publicly traded company.

●	We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

●	If we are unable to adequately establish, maintain, protect and enforce our intellectual property and proprietary rights, our reputation may be harmed, we may be subject to litigation, and our business may be adversely affected.

●	Improper activities by third parties, exploitation of encryption technology, new data-hacking tools and discoveries and other events or developments may result in future intrusions into or compromise of our networks and technology systems.

●	Significant changes or developments with respect to domestic and international customs, tariffs, and trade policies, corresponding or retaliatory actions by other countries and related uncertainties could adversely affect our financial results and profitability.

●	We may be unable to improve our existing products and develop and market new products that respond to customer needs and preferences and achieve market acceptance.

●	We have limited experience servicing our vehicles, and if we are unable to address the service requirements of our customers, our business could be materially and adversely affected.

●	Significant product repair and/or replacement due to product warranty claims or product recalls could have a material adverse impact on our business, results of operations or financial condition.

●	If our vehicle owners customize our vehicles or change the charging infrastructure with aftermarket products, the vehicle may not operate properly, which may create negative publicity and could harm our business.

Risks Related to this Offering and Our Securities

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

●	There can be no assurance that we will be able to regain compliance with the continued listing standards of Nasdaq.

●	We do not intend to apply for any listing of the Warrants on any exchange or nationally recognized trading system, and we do not expect a market to develop for the Warrants.

●	The Warrants are speculative in nature.

●	You will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase. You may also experience future dilution as a result of future equity offerings.

●	Resales of our Common Stock in the public market during this offering by our stockholders may cause the market price of our Common Stock to fall.

●	This offering may cause the trading price of our Common Stock to decrease.

●	Our directors and executive officers will continue to exercise significant control over us, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

●	FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our Common Stock.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” under the federal securities laws and, therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

●	a requirement to only have two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

●	exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a non-binding advisory stockholder vote on executive compensation and any golden parachute payments.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in total annual growth revenues, have issued more than $1 billion of non-convertible debt in the past three years, or if we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some, but not all, of the available benefits available to emerging growth companies. We have taken advantage of some of the reduced reporting requirements in this prospectus. Accordingly, the information contained or incorporated by reference herein may be different than the information you receive from other public companies in which you hold stock. In addition, an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation and, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Implication of Being a Controlled Company

As of the date of this prospectus, our directors and executive officers beneficially own approximately 68.5% of the outstanding shares of our Common Stock. Therefore, our directors and executive officers have a significant influence over fundamental and significant corporate matters and transactions. As such, we are deemed a “controlled company” under the listing rules of Nasdaq and we will qualify for exemptions from certain corporate governance requirements afforded to controlled companies. However, we do not expect to rely on these exceptions. See “Risk Factors — Risks Related to this Offering and Our Securities — Our directors and executive officers will continue to exercise significant control over us, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.”

Company Information

Our principal executive office is located at 136-40 39th Avenue, Flushing, NY11354. Our website address is flyebike.com. The information on or accessible through our website is not part of this prospectus.

The Offering

Securities we are offering	Up to 36,363,636 shares of Common Stock and 72,727,272 Warrants to purchase up to 72,727,272 shares of Common Stock (including up to 72,727,272 shares of Common Stock underlying Warrants) on a reasonable “best efforts” basis for aggregate proceeds of approximately $8.0 million. Each share of Common Stock is being sold together with two Warrants, with each Warrant to purchase one share of Common Stock. The shares of Common Stock and accompanying Warrants must be purchased together in this offering but will be issued separately.

Assumed offering price	$0.22, which is 50% of the last reported sale price for our Common Stock on Nasdaq on April 17, 2025.

Shares of Common Stock outstanding immediately before this offering	24,587,500 shares.

Shares of Common Stock outstanding immediately after this offering	60,951,136 shares, based on the assumed offering price of $0.22 and the maximum offering amount of approximately $8.0 million and none of the Warrants issued in this offering are exercised.

Description of Warrants

The Warrants are exercisable immediately upon issuance, have an exercise price equal to 120% of the offering price and will expire five years from the date of issuance. Each Warrant is exercisable for one share of Common Stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Common Stock. A holder may not exercise any portion of a Warrant to the extent that the holder, together with its affiliates and any other person or entity acting as a group, would own more than 4.99% of our outstanding shares of Common Stock after exercise, as such ownership percentage is determined in accordance with the terms of the Warrants, except that upon notice from the holder to us, the holder may waive such limitation up to a percentage, not in excess of 9.99%. This prospectus also relates to the offering of shares of Common Stock issuable upon exercise of the Warrants.

To better understand the terms of the Warrants, you should carefully read the “Description of Securities to be Registered” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Use of proceeds	We intend to use the net proceeds of this offering to cover the purchase of inventory and production costs of our vehicles and for general corporate purposes. See “Use of Proceeds”.

Risk Factors	See “Risk Factors” on page 11 of this prospectus, in the 2024 Annual Report, the 2024 Quarterly Reports and our other reports filed with the SEC that are incorporated herein by reference and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Lock-up	We, our directors, executive officers, employees or other recipients of Common Stock pursuant to an employee stock ownership plan or other benefit plan, and holders of 5% or more of the outstanding shares of our Common Stock have agreed, for a period of six (6) months from the closing date of this offering, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to certain exceptions. See “Plan of Distribution”.

Nasdaq listing and symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “FLYE”.

Payment and settlement	We expect to hold the closing of the offering and deliver the securities comprising the share of Common Stock and accompanying Warrants against payment on or around [●], 2025. The offering will be terminated by [●], 2025, provided that closing of the offering for all of the shares of Common Stock and accompanying Warrants have not occurred by such date, and may be extended by written agreement of us and the Placement Agent for a maximum period of [●] days. We will deliver all securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent (as defined below) have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

The number of shares of Common Stock to be outstanding after this offering is based on 24,587,500 shares of our Common Stock outstanding as of April 22, 2025 and excludes, as of that date, the following:

●	129,375 shares of Common Stock issuable upon the exercise of the IPO Representative’s Warrants;

●	72,727,272 shares of Common Stock underlying the Warrants to be issued in connection with this offering; and

●	3,700,000 shares of Common Stock reserved for future grants of equity-based awards under our equity incentive plan.

Unless otherwise indicated, this prospectus reflects and assumes no exercise of any of the Warrants.

Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as the risks set forth under the section titled “Risk Factors” in our 2024 Annual Report and our 2024 Quarterly Reports, which are incorporated by reference herein. You should also refer to the other information contained in this prospectus and the documents incorporated by reference herein, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our 2024 Annual Report and our 2024 Quarterly Reports, before making a decision to invest in our securities. Our business, operating results, financial condition, or prospects could be materially and adversely affected by any of these risks and uncertainties. If any of these risks actually occurs, the trading price of our Common Stock could decline and you might lose all or part of your investment. Our business, operating results, financial performance, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

Risks Related to This Offering, Our Business and Our Securities

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, causing the price of our securities to decline and to repay loans. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our eligibility for listing on Nasdaq depends on our ability to comply with Nasdaq’s continued listing requirements. On October 2, 2024, we received written notice from Nasdaq indicating that the bid price for our Common Stock for the last 31 consecutive business days, had closed below the minimum $1.00 per share and, as a result, we are not in compliance with the $1.00 minimum bid price requirement for the continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until March 31, 2025, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our Common Stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days during this 180 day period. On April 2, 2025, Nasdaq notified us that, although the Company has not regained compliance with the minimum bid price requirement, the Company is eligible to receive an additional 180 calendar day period or until September 29, 2025, to regain compliance with the minimum bid price requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). We will monitor the closing bid price of our Common Stock and may, if appropriate, consider implementing available options, including, but not limited to, implementing a reverse share split of our Common Stock, to regain compliance with the minimum bid price requirement under the Nasdaq Listing Rules. However, there can be no assurance that we will be able to regain such compliance.

If Nasdaq delists our Common Stock from trading on its exchange, we and our stockholders could face significant material adverse consequences including:

●	limited availability of market quotations for our securities;

●	a determination that our Common Stock is a “penny stock,” which will require brokers trading in our Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Common Stock;

●	a limited amount of analyst coverage; and

●	decreased ability to issue additional securities or obtain additional financing in the future.

If we are unable to resolve the trademark infringement lawsuit filed by UL, we may incur substantial losses and face significant disruption to our business.

On or about March 12, 2025, UL filed a complaint against us, certain of our subsidiaries, and individuals affiliated with the Company in the Eastern District of New York. The complaint alleges improper use of UL’s trademark, including claims that certain products were falsely represented as UL-certified. UL seeks statutory damages of $2,000,000 per instance of alleged counterfeit use and asserts claims including federal trademark infringement and counterfeiting, unfair competition, false designation of origin, unjust enrichment, and deceptive practices.

We are currently engaged in settlement discussions with UL. However, if we are unable to reach a settlement, we intend to vigorously defend against the lawsuit. If we are unsuccessful, or if the dispute results in prolonged litigation, we may be required to cease selling, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the challenged intellectual property; pay substantial damages, cease the use of certain branding or components, or incur significant legal and operational costs. Any such outcome could materially and adversely affect our business, financial condition, and prospects.

The current tensions in international trade policies and rising political tensions, particularly between the United States and China, may adversely impact our business and operating results.

We source a significant portion of our vehicle components from China. The application of sanctions, trade restrictions or tariffs by the U.S. or other countries may adversely impact the industry supply chain. The U.S. government has implemented policies restricting international trade and investment, such as tariffs, export controls, economic or trade sanctions, and foreign investment filing and approval requirements. These actions may materially and adversely affect international trade, global financial markets, and the stability of the global economic condition. In the past, the U.S. government has imposed higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing higher tariffs on certain products imported from the United States.

On April 2, 2025, President Trump announced that the United States would impose a 10% tariff on all countries, effective on April 5, 2025, and individualized higher tariff rates on countries with which the United States has proportionately large trade deficits in goods, including, among others, a 34% additional tariff on goods imported from China that brings the total additional tariff rate levied on China since 2025 to 54%. Following that announcement, China and the United States sequentially imposed additional tariffs on each other. Other economies that are affected by increased tariffs by the United States are also considering imposing or increasing tariffs on goods from the United States. On April 9, 2025, President Trump announced a 90-day pause on the additional tariffs to other countries with the exception of China, which faced increased tariffs totaling 145%.

We cannot predict what additional actions, if any, may be taken with respect to tariffs or trade relations between the United States and China, what products may be subject to such actions, or what actions may be taken by the China in retaliation. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely impact our supply chain and access to equipment, our costs and our product margins. The additional tariffs imposed on components or equipment that we source from China will increase our costs and could have an adverse impact on our operating results and financial conditions in future periods.

We do not intend to apply for any listing of the Warrants on any exchange or nationally recognized trading system, and we do not expect a market to develop for the Warrants.

We do not intend to apply for any listing of the Warrants on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Warrants. Without an active market, the liquidity of the Warrants will be limited. Further, the existence of Warrants may act to reduce both the trading volume and the trading price of our Common Stock.

The Warrants are speculative and dilutive in nature.

The Warrants offered in this offering do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our Common Stock at a fixed price, for a limited period of time. A holder of a Warrant may exercise the right to acquire a share of Common Stock and pay an exercise price equal to 120% of the offering price for securities this offering, prior to the fifth anniversary of the original issuance date, upon which date any unexercised Warrants will expire and have no further value.

Moreover, following this offering, the market value of the Warrants is uncertain. There can be no assurance that the market price of our Common Stock will ever equal or exceed the exercise price of the Warrants, and, consequently, whether it will ever be profitable for investors to exercise their Warrants.

You may experience future dilution as a result of future equity offerings.

If you purchase Common Stock and accompanying Warrants in this offering at an assumed offering price of $0.22 per share of Common Stock, you will suffer immediate and substantial dilution of approximately US$0.10 per Common Stock and related Warrant in the net tangible book value of the Common Stock and accompanying Warrants, assuming the sale of the maximum amounts of shares of Common Stock and accompanying Warrants in this offering and no exercise of the related Warrants. See “Dilution” for a more complete description of how the value of your investment in our Common Stock will be diluted upon the completion of this offering.

In addition, in order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share of Common Stock in this offering. In the event that the outstanding options or warrants are exercised or settled, or that we make additional issuances of Common Stock or other convertible or exchangeable securities, you could experience additional dilution. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share of Common Stock paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase securities in this offering. The price per share at which we sell additional shares of our Common Stock included in the Common Stock and accompanying Warrants or securities convertible into Common Stock in future transactions, may be higher or lower than the offering price per share of Common Stock in this offering. As a result, purchasers of the Common Stock and accompanying Warrants we sell, as well as our existing stockholders, will experience significant dilution if we sell at prices significantly below the price at which they invested.

Resales of our Common Stock in the public market during this offering by our stockholders may cause the market price of our Common Stock to fall.

Sales of a substantial number of shares of our Common Stock could occur at any time. The issuance of new shares of our Common Stock could result in resales of our Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Common Stock.

This offering may cause the trading price of our Common Stock to decrease.

The offering price per share, together with the number of shares of Common Stock and Warrants we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our Common Stock. This decrease may continue after the completion of this offering.

Our directors and executive officers will continue to exercise significant control over us, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

As of April 17, 2025, our directors and officers have the power to vote approximately 68.5% of our outstanding shares of Common Stock and will continue to hold a significant portion of shares of Common Stock following the offering. Our directors and officers will be able to make decisions such as (i) making amendments to our certificate of incorporation and bylaws, (ii) whether to issue additional shares of Common Stock and preferred stock, including to themselves, (iii) employment decisions, including compensation arrangements, (iv) whether to enter into material transactions with related parties, (v) election and removal of directors and (vi) any merger or other significant corporate transactions. The interests of our directors and officers may not coincide with our interests or the interests of other stockholders.

Anti-takeover provisions in our amended and restated certificate of incorporation, as amended and our amended and restated bylaws, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our Common Stock.

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws and Delaware law contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our Common Stock. These provisions may also prevent or delay attempts by our stockholders to replace or remove our management. Our corporate governance documents include provisions:

●	providing for a classified board of directors, as a result of which our board of directors is divided into three classes, with each class serving for staggered three-year terms;

●	the removal of directors only for cause;

●	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

●	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our Common Stock; and

●	limiting the liability of, and providing indemnification to, our directors and officers.

Any provision of our amended and restated certificate of incorporation, as amended or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our Common Stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Holders of the Warrants will have no rights as a common stockholder until they acquire our Common Stock.

Until holders of the Warrants acquire shares of our Common Stock upon exercise of the Warrants, the holders will have no rights with respect to shares of our Common Stock issuable upon exercise of the Warrants. Upon exercise of the Warrants, the holder will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

Provisions of the Warrants could discourage an acquisition of us by a third party.

Certain provisions of the Warrants could make it more difficult or expensive for a third party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

A possible “short squeeze” due to a sudden increase in demand of our shares of Common Stock that largely exceeds supply may lead to price volatility in our shares of Common Stock.

Following this offering, investors may purchase our shares of Common Stock to hedge existing exposure in our shares of Common Stock or to speculate on the price of our shares of Common Stock. Speculation on the price of our shares of Common Stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Common Stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our shares of Common Stock for delivery to lenders of our shares of Common Stock. Those repurchases may in turn, dramatically increase the price of our shares of Common Stock until investors with short exposure are able to purchase additional shares of Common Stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our shares of Common Stock that are not directly correlated to the performance or prospects of our company and once investors purchase the shares of Common Stock necessary to cover their short position the price of our Common Stock may decline.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, our stock price and trading volume could decline.

The trading market for our Common Stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In making your investment decision, you should understand that we and the Placement Agent have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We and the Placement Agent have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on unauthorized information in making an investment decision.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims for breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including timely delivery of shares and indemnification for breach of contract.

Use of Proceeds

We estimate that we will receive net proceeds from the sale of securities in this offering of approximately $7.0 million, based upon an assumed offering price of $0.22 per share of Common Stock and accompanying Warrants and assuming maximum offering amount of approximately $8,000,000, after deducting estimated discounts and commissions to the Placement Agent and the estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as follows: (i) approximately $3.5 million for purchase of inventory and production costs of our vehicles; and (ii) 3.5 million for working capital.

Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024 on:

●	an actual basis; and

●

on a pro forma adjusted basis to give effect the sale and issuance of 36,363,636 shares of Common Stock in this offering at an assumed offering price of $0.22 per share, after deducting the discounts and commissions to the Placement Agent and estimated offering expenses payable by us.

The unaudited as adjusted information below is prepared for illustrative purposes only and our capitalization following the completion of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes in our 2024 Annual Report and 2024 Quarterly Reports, incorporated herein by reference.

	At December 31, 2024
	Actual	Pro Forma
Cash and cash equivalents	$1,367,248	8,398,623

Debt:
Current portion of long-term loan payables	99,079	99,079
Short-term loan payables	4,909,982	4,909,982
Long-term loan payables	2,090,734	2,090,734
Total debt	7,099,795	7,099,795
Stockholders’ equity:
Common stock: 44,000,000 shares authorized and 24,587,500 shares outstanding; 300,000,000 shares authorized, and 60,951,136 shares issued and outstanding, pro forma	245,875	609,511
Additional paid-in capital	10,744,024	17,411,763
Shares Subscription Receivable	(219,998)	(219,998)
Retained earnings	2,388,806	2,388,806
Accumulated other comprehensive loss	(33,371)	(33,371)
Total stockholders’ equity	13,125,336	20,156,711
Total capitalization	$20,225,131	27,256,506

Each $0.10 increase (decrease) in the assumed offering price of $0.22 per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital and total stockholders’ equity by approximately $3.3 million, assuming the maximum number of securities offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the Placement Agent’s discounts and commissions and other offering expenses. Similarly, each increase (decrease) of 10.0 million shares in the number of Common Stock and accompanying Warrants offered would increase (decrease) cash and cash equivalents, additional paid-in capital and total stockholders’ equity by approximately $2.0 million, assuming the assumed offering price remains the same, and after deducting the Placement Agent’s discounts and commissions and other offering expenses. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual offering price and other terms of this offering determined at pricing.

The above discussion is based on 24,587,500 shares of our Common Stock outstanding as of December 31, 2024 and excludes, as of that date, the following:

●	129,375 shares of Common Stock issuable upon the exercise of the IPO Representative’s Warrants;

●	shares of Common Stock underlying the Warrants to be issued in connection with this offering; and

●	3,700,000 shares of Common Stock reserved for future grants of equity-based awards under our equity incentive plan.

Dilution

If you purchase our securities in this offering, your interest may be diluted immediately to the extent of the difference between the offering price per share of Common Stock and accompanying Warrants you will pay in this offering and the as adjusted net tangible book value per share of our Common Stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our Common Stock outstanding.

As of December 31, 2024, our net tangible book value as of December 31, 2024, was approximately $12.6 million, or $0.51 per share of Common Stock.

After giving effect to the sale by us of 109,090,908 shares of Common Stock (including Common Stock underlying Warrants)   at an assumed offering price of $0.22 per share of Common Stock, and after deducting the Placement Agent’s discounts and commissions and other offering expenses, our as adjusted net tangible book value as of December 31, 2024, would have been approximately $19.6 million, or $0.32 per share. This represents an immediate decrease in pro forma net tangible book value of approximately $0.19 per share to our existing stockholders, and an immediate dilution of approximately $0.10 per share to purchasers of shares in this offering, as illustrated in the following table:

The following table illustrates this dilution on a per share basis to new investors:

Offering with no exercise of overallotment option
Assumed offering price per share of Common Stock	$0.22
Net tangible book value per share as of December 31, 2024	0.51
Decrease in net tangible book value per share to the existing stockholders attributable to this offering	(0.19)
Pro forma net tangible book value per share after giving effect to this offering	0.32
Dilution in net tangible book value per share to new investors	$(0.10)

The following tables set forth, as of December 31, 2024, the number of shares of Common Stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our Common Stock and the price to be paid by new investors at the offering price.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	24,587,500	40.3%	$10,989,899	57.9%	$0.45
Investors in this offering	36,363,636	59.7%	8,000,000	42.1%	0.22
Total	60,951,136	100.0%	$18,989,899	100.0%	$0.31

The above discussion is based on 24,587,500 shares of our Common Stock outstanding as of December 31, 2024 and excludes, as of that date, the following:

●	129,375 shares of Common Stock issuable upon the exercise of the IPO Representative’s Warrants;

●	72,727,272 shares of Common Stock underlying the Warrants to be issued in connection with this offering; and

●	3,700,000 shares of Common Stock reserved for future grants of equity-based awards under our equity incentive plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, as of April 17, 2025, regarding beneficial ownership of our Common Stock by:

●	each of our directors and executive officers;

●	all directors and executive officers as a group; and

●	each person, or group of affiliated persons, known by us to beneficially own five percent or more of our shares of Common Stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options or warrants that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of Common Stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Fly-E Group, Inc., 136-40 39th Avenue, Flushing, NY 11354.

Name and address of beneficial owner	Shares beneficially owned prior to offering	Percentage owned prior to offering(1)	Percentage owned after offering(1)
Executive Officers and Directors
Zhou Ou	7,700,000	31.3%	12.6%
Shiwen Feng	—	—	—
Bin Wang	—	—	—
Lun Feng	—	—	—
Zanfeng Zhang	—	—	—
Rui Feng	1,760,000	7.2%	2.9%
Ke Zhang	7,370,000	30.0%	12.1%
Directors and Officers as a group (seven persons)	16,830,000	68.5%	27.6%

(1)	Based on 24,587,500 shares of Common Stock outstanding as of April 17, 2025.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

Description of Securities TO BE REGISTERED

The following description of the material terms of our securities are not complete and are subject to and qualified in its entirety by reference to and the provisions of our amended and restated certificate of incorporation, as amended and our amended and restated bylaws, copies of which are filed as exhibits to our 2024 Annual Report on Form 10-K and the certificate of amendment of amended and restated certificate of incorporation, copy of which is filed as an exhibit to our current report on Form 8-K on March 14, 2025, and forms of securities, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein.

Authorized Capital Stock

Our amended and restated certificate of incorporation, as amended, authorizes us to issue up to 300,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the date of this prospectus, we have 24,587,500 shares of Common Stock and no preferred stock issued and outstanding.

Common Stock

Shares of our Common Stock have the following rights, preferences and privileges:

Voting

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the Common Stock. Any decision to pay dividends on our Common Stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the Common Stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of our Common Stock are not entitled to preemptive rights. Shares of our Common Stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

The Warrants issued in this offering entitle the registered holders to purchase Common Stock at a price equal to $[●] per share (which shall be equal to 120% of the offering price), subject to adjustments as discussed below, immediately following the issuance of such Warrants and terminating at 5:00 p.m., New York City time, five years after the original issuance date.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation.

Exercisability

The Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise. Each Warrant entitles the holder thereof to purchase one share of Common Stock. Warrants are not exercisable for a fraction of a share and may only be exercised into whole numbers of shares. In lieu of fractional shares, we will, pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price and round up to the nearest whole share. Unless otherwise specified in the Warrant, the holder will not have the right to exercise the Warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The exercise price per share of Common Stock issuable upon exercise of the Warrants is equal to 120% of the offering price, and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per share of Common Stock, and other applicable charges and taxes are due and payable upon exercise. Subject to certain exemptions outlined in the Warrant, at any time while this Warrant is outstanding: (i) pays a dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of the Company, then in each case the exercise price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate exercise price of this Warrant shall remain unchanged.

Transferability

The Warrants are not listed on any stock exchange. Without an active trading market, the liquidity of the Warrants will be limited. We intend to have the Warrants issued in registered form. Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to the Company, together with the appropriate instruments of transfer.

Adjustments; Fundamental Transaction

The exercise price and the number of shares underlying the Warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our shares of Common Stock, stock combinations or similar events affecting our shares of Common Stock. In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our shares of Common Stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of Common Stock (each, a Fundamental Transaction), then following such Fundamental Transaction the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such Fundamental Transaction. Any successor to us or surviving entity will assume the obligations under the Warrants.

Rights as a Stockholder

Except by virtue of such holder’s ownership of our Common Stock, the holder of a Warrant does not have rights or privileges of a stockholder, including any voting rights, until the holder exercises such Warrant.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not later than 90 days and not earlier than 120 calendar days prior to the first anniversary date of the immediately preceding year’s annual meeting, subject to certain exceptions. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the board of directors or the Chief Executive Officer.

No Written Consent of Stockholders. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Amendment of Bylaws. Our bylaws may be altered, amended or repealed and new bylaws may be adopted by the stockholders or by the board of directors at any regular meeting of the stockholders or of the board of directors, at any special meeting of the stockholders or of the board of directors or by written action by the board of directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such meeting or any notice required for such written action.

Preferred Stock. Our amended and restated certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us.

Classified Board of Directors. Our board of directors are divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated bylaws also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors.

Delaware Takeover Statute

We are not subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203 of the DGCL, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the DGCL.

Listing

Our Common Stock is listed on the Nasdaq under the symbol “FLYE.”

Registrar and Transfer Agent

The registrar and transfer agent for our Common Stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations arising from and relating to the acquisition, ownership and disposition of the shares of Common Stock (the “Common Shares”) acquired pursuant to this prospectus, the exercise, disposition, and lapse of Warrants acquired pursuant to this prospectus, and the acquisition, ownership, and disposition of shares of Common Stock received upon exercise of the Warrants (the “Warrant Shares”). The Common Shares, Warrants, and Warrant Shares may be referred to in this summary as the “securities.”

This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who are initial purchasers of our Common Shares and Warrants pursuant to this offering and hold our securities as capital assets within the meaning of Section 1221(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion assumes that the Common Shares and Warrants will trade separately and that any distributions made (or deemed made) by us on the Common Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars. This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of our securities by a prospective investor in light of its particular circumstances or that is subject to special rules under the U.S. federal income tax laws, including, but not limited to:

●	banks and other financial institutions or financial services entities;

●	broker-dealers;

●	mutual funds;

●	retirement plans, individual retirement accounts or other tax-deferred accounts;

●	taxpayers that are subject to the mark-to-market tax accounting rules;

●	tax-exempt entities;

●	S-corporations, partnerships or other flow-through entities and investors therein;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	qualified foreign pension funds;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of our voting shares;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451 of the Code;

●	persons subject to the alternative minimum tax;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

The discussion below is based upon current provisions of the Code, applicable U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), judicial decisions and administrative rulings of the Internal Revenue Service (“IRS”), all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly on a retroactive basis. Any such differing interpretations or change could alter the U.S. federal income tax consequences discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

As used herein, the term “U.S. Holder” means a beneficial owner of our securities that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under Treasury Regulations to be treated as a United States person.

This discussion does not consider the tax treatment of partnerships or other pass-through entities (including branches) or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner or a partnership holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-UNITED STATES TAX LAWS.

U.S. Federal Income Tax Consequences of the Acquisition of a Combination of Common Share and Warrants

The purchase price for each combination of a share of Common Stock and two Warrants will be allocated among these three components in proportion to their relative fair market values at the time such securities are purchased by the U.S. Holder. This allocation of the purchase price for each such combination will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Common Share and the Warrants that comprise each such combination. For U.S. federal income tax purposes, each holder of our Common Shares and Warrants must allocate the purchase price paid by such holder for such securities between the one Common Share and the two Warrants based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each investor must make its own determination of such value based on all the relevant facts and circumstances. The price allocated to each Common Share and Warrant should constitute the holder’s initial tax basis in each such Common Share and Warrant, respectively.

The foregoing treatment of our Common Shares and Warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. No assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its tax advisor regarding the tax consequences of an investment in our securities. The balance of this discussion assumes that the characterization of the securities described above is respected for U.S. federal income tax purposes.

U.S. Holders

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our Common Shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Shares and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants” below.

Dividends we pay to a corporate U.S. Holder generally will qualify for the dividends received deduction if certain holding period requirements are met. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally be taxed as qualified dividend income at the preferential tax rate for long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants

A U.S. Holder generally will recognize capital gain or loss on a sale or other taxable disposition of our Common Shares or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Shares or Warrants exceeds one year. Long-term capital gains recognized by a non-corporate U.S. holder are currently eligible to be taxed preferential rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in our Common Shares or Warrants so disposed of. A U.S. Holder’s adjusted tax basis in our Common Shares and Warrants generally will equal the U.S. Holder’s acquisition cost reduced, in the case of our Common Shares, by any prior distributions treated as a return of capital. See “U.S. Holders—Exercise, Lapse or Redemption of a Warrant” below for a discussion regarding a U.S. Holder’s tax basis in Warrant Shares acquired pursuant to the exercise of a Warrant.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Warrant Share on the exercise of a Warrant for cash. A U.S. Holder’s initial tax basis in a Warrant Share received upon exercise of the Warrant generally will equal the sum of the U.S. Holder’s initial investment in the Warrant (that is, the portion of the U.S. Holder’s purchase price that is allocated to the Warrant, as described above under “—U.S. Federal Income Tax Consequences of the Acquisition of a Combination of Common Share and Warrants”) and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for a Warrant Share received upon exercise of the Warrants will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in our Warrant Shares received generally would equal the U.S. Holder’s tax basis in the Warrants exercised therefor. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for our Warrant Shares will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of our Warrant Shares would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Warrants having an aggregate value (as measured by the excess of the fair market value of our shares of Common Stock over the exercise price of the Warrants) equal to the exercise price for the total number of Warrants to be exercised (i.e., the Warrants underlying the number of our Warrant Shares actually received by the U.S. Holder pursuant to the cashless exercise). The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. Such gain or loss would be long-term or short-term, depending on the U.S. Holder’s holding period in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in our Warrant Shares received would equal the sum of the U.S. Holder’s tax basis in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Warrant Shares would commence on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant.

Alternative characterizations are also possible (including as a taxable exchange of all of the Warrants surrendered by the U.S. Holder for our Warrant Shares received upon exercise). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Warrant Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

Depending on the circumstances, certain adjustments to the Warrants may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of our Common Shares that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of our Common Shares. Any such constructive distribution would generally be subject to tax as described under “U.S. Holders—Taxation of Distributions” above in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Non-U.S. Holders

This section applies to “Non-U.S. Holders.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our Common Shares or Warrants that is not a U.S. Holder and is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes, but such term generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a Non-U.S. Holder of Common Shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required pursuant to an applicable income tax treaty, are not attributable to a permanent establishment of fixed base maintained by the Non-U.S. Holder in the United States), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Common Shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our Common Shares, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants” below. In addition, if we determine that we are or are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits, including a distribution in redemption of our Common Shares. See also “Non-U.S. Holders — Possible Constructive Distributions” for potential U.S. federal tax consequences with respect to constructive distributions.

Dividends that we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise, Lapse or Redemption of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares and Warrants.” The U.S. federal income tax treatment for a Non-U.S. Holder of a redemption of Warrants for cash (or if we purchase Warrants in an open market transaction) would be similar to that described below in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants

Subject to the discussion of FATCA and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Shares (including upon a dissolution and liquidation if we do not complete an initial business combination within the required time period) or Warrants (including an expiration or redemption of our Warrants), unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Common Shares, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our shares of Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for our Common Shares. There can be no assurance that our shares of Common Stock will be treated as regularly traded on an established securities market for this purpose. These rules may be modified for Non-U.S. Holders of Warrants. If we are or have been a “United States real property holding corporation” and you own Warrants, you are urged to consult your own tax advisor regarding the application of these rules.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will generally be subject to tax at the applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Shares or Warrants will generally be subject to tax at applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. In addition, a buyer of our Common Shares or Warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We cannot determine whether we will be a United States real property holding corporation in the future until we complete an initial business combination. In general, we would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Possible Constructive Distributions

Depending on the circumstances, certain adjustments to the Warrants may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The Non-U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of shares of our Common Stock. Any such constructive distribution would generally be taxed as described under “Non-U.S. Holders — Taxation of Distributions” above, in the same manner as if the Non-U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to our Common Shares and proceeds from the sale, exchange or redemption of Common Shares or Warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to payments made to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Payments made to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder provides certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld by timely filing the appropriate claim for refund with the IRS and furnishing any required information. All holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% in certain circumstances on payments of dividends (including constructive dividends) and, subject to the proposed Treasury Regulations discussed below, on proceeds from sales or other disposition of our securities paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Similarly, dividends and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. The U.S. Department of the Treasury has proposed regulations which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible effects of FATCA on their investment in our securities.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

Placement Agency Agreement

We have entered into a Placement Agency Agreement with ATIS pursuant to which ATIS will act as our exclusive Placement Agent in connection with this offering. The Placement Agency Agreement has been included as an exhibit to the registration statement of which this prospectus forms a part.

The Placement Agent is not purchasing any securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but the Placement Agent has agreed to use its best efforts to arrange for the direct sale of the securities in this offering pursuant to this prospectus. There is no requirement that any minimum number of securities be sold in this offering and there can be no assurance that we will sell all or any of the securities being offered pursuant to this prospectus. The Placement Agent may engage sub-agents or selected dealers to assist with this offering. We will enter into a securities purchase agreement (the “Securities Purchase Agreement”) directly with each investor in connection with this offering and we may not sell the entire amount, or any amount, of securities offered pursuant to this prospectus. Furthermore, pursuant to the Placement Agency Agreement, the Placement Agent’s

obligations are subject to customary conditions, representations and warranties contained in the Placement Agency Agreement, such as receipt by the Placement Agent of officers’ certificates, comfort letters and legal opinions.

The Placement Agent is offering the shares of Common Stock and accompanying Warrants subject to its acceptance of the share of Common Stock and accompanying Warrants from us and subject to prior sale.  The Placement Agency Agreement provides that this offering is subject to the approval of certain legal matters by their counsel and to certain other conditions. We expect to deliver the Common Stock and accompanying Warrants being offered pursuant to this prospectus at the closing on or around [●], 2025.

We have also agreed to indemnify the investors against certain losses resulting from our breach of any of our representations, warranties, or covenants under agreements with the purchasers as well as under certain other circumstances described in the Securities Purchase Agreement.

In connection with this offering, the Placement Agent may distribute this prospectus electronically.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Common Stock and warrants by the Placement Agent. Under these rules and regulations, the Placement Agent: (i) may not engage in any stabilization activity in connection with our securities; and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed their participation in the distribution.

Commissions and Expenses

In consideration for these placement agent services, we have agreed to pay the Placement Agent upon the closing of this offering a cash fee equal to 7% of the aggregate purchase price of the Common Stock sold under this prospectus, as well as a 1.0% non-accountable expense allowance. We have also agreed to pay or reimburse the Placement Agent for certain of their expenses, including “roadshow” and disbursements, diligence, and reasonable legal fees,  in an amount not to exceed $100,000 in the aggregate in the event of the closing of this offering.

The following table shows the per share of Common Stock and total placement agent fees we will pay to the Placement Agent in connection with the sale of Common Stock and accompanying Warrants offered pursuant to this prospectus assuming the purchase of all of the Common Stock and accompanying Warrants initially offered hereby:

	Per share of Common Stock and accompanying Warrants	Total
Offering price(1)	$0.22	$8,000,000
Placement Agent commissions(2)	$0.02	560,000
Proceeds to us, before expenses	$0.20	$7,440,000

(1)	Assuming an offering price of $0.22 and the maximum offering amount of approximately $8.0 million.
(2)	We have agreed to pay the Placement Agent a commission equal to 7% of the gross proceeds of this offering. We have also agreed to provide the Placement Agent a non-accountable expense allowance equal to 1% of the gross proceeds of this offering and out-of-pocket expenses up to a maximum amount of $150,000.

Because there is no minimum offering amount in this offering, the actual total Placement Agent commissions are not presently determinable and may be substantially less than the maximum amount set forth above.

We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agent commissions, will be approximately $178,625, which include legal and printing costs and various other fees. At the closing, our transfer agent will credit the Common Stock to the respective accounts of the purchasers . We will mail the Warrants directly to the purchasers at their respective addresses set forth in the Securities Purchase Agreement.

The foregoing does not purport to be a complete statement of the terms and conditions of the Placement Agency Agreement and the Securities Purchase Agreement. Forms of both agreements are being filed as exhibits to the registration statement to which this prospectus relates.

Lock-Up Agreements

The Company, our directors, executive officers, employees or other recipients of Common Stock pursuant to an employee incentive plan or other benefit plan and each holder of our Common Stock and Common Stock Equivalents holding, on a fully diluted basis, 5% or more of the Company’s issued and outstanding Common Stock have agreed, subject to certain exceptions, to a “lock-up” period until six (6) months with respect to the Common Stock that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that until [●], such persons may not offer, sell, or otherwise dispose of these securities without the prior written consent of the Placement Agent.

Notwithstanding these limitations, our shares of Common Stock may be transferred under limited circumstances, including by gift, will, or intestate succession.

Listing and Transfer Agent

Our Common Stock is listed on the Nasdaq under the symbol “FLYE”. The transfer agent for our Common Stock is VStock Transfer, LLC. We do not intend to apply for the listing of the Warrants on any securities exchange or nationally recognized trading system, and we do not expect a market to develop for Warrants.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Common Stock and accompanying Warrants or the possession, circulation or distribution of this prospectus or any other material relating to us or the Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other material or advertisements in connection with the Common Stock be distributed or published in or from any country or jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the public offering of the Common Stock and accompanying Warrants in the United States, the Placement Agent may, subject to applicable foreign laws, also offer the Common Stock and accompanying Warrants in certain countries.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and (2) after the date of this prospectus and prior to the termination of this offering. Such information will automatically update and supersede the information contained in this prospectus and the documents listed below:

(a)	Our Annual Report on Form 10-K for the year ended March 31, 2024 filed with the SEC on June 28, 2024;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, September 30, 2024 and December 31, 2024 as filed with the SEC on August 16, 2024, November 19, 2024 and February 19, 2025, respectively;

(c)	Our Current Report on Form 8-K filed with the SEC on June 7, 2024, June 27, 2024, October 4, 2024, November 8, 2024, March 14, 2025 and April 7, 2025, respectively, and;

(d)	The description of our Common Stock, which is contained in the Registration Statement on Form 8-A, filed with the SEC on June 4, 2024, and including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this registration statement, shall not be deemed “filed” under the Securities Act, and does not constitute a part hereof.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: 136-40 39th Avenue, Flushing, New York, Attn: Zhou Ou, or by calling (929) 410-2770 or at the following email address: ir@flyebike.com. We maintain a website at https://www.flyebike.com/. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our audited consolidated financial statements as of March 31, 2024 and 2023 and for the two years then ended have been incorporated by reference into this prospectus and the registration statement of which it forms a part in reliance upon the report of Marcum Asia CPAs LLP (“Marcum Asia”), independent registered public accounting firm and upon the report of such firm given upon the authority of said firm as experts in accounting and auditing. The office of Marcum Asia is located at 7 Pennsylvania Plaza, Suite 830, New York, NY 10001.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the Common Stock and accompanying Warrants offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website flyebike.com as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus. Additionally, you may also request a copy of these filings, at no cost, by writing or telephoning us at: 136-40 39th Avenue, Ste 202, Flushing, New York. Tel: (929) 261-9979.

Fly-E Group, Inc.

Up to 36,363,636 Shares of Common Stock

Up to 72,727,272 Warrants to Purchase Common Stock

Up to 72,727,272 Shares of Common Stock Underlying the Warrants

Prospectus

___________, 2025

American Trust Investment Services, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, excluding discounts and commissions of the Placement Agent, all of which will be paid by us. All amounts are estimated except the SEC registration fee and FINRA filing fee.

Amount
SEC registration fee	$4,165
FINRA filing fee	4,100
Printing and EDGAR expenses	5,000
Legal fees and expenses	150,000
Accounting fees and expenses	12,360
Transfer agent and registrar fees and expenses	3,000
Miscellaneous fees and expenses	0
Total	178,625

Item 14. Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote and agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitations on liability for its directors.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. In connection with this offering, the registrant will obtain liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

Our amended and restated certificate of incorporation requires us to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director, officer or member of a committee, or, while a director or officer, is or was serving at our request as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding.

In addition, under our amended and restated certificate of incorporation, in certain circumstances, we are required to pay the expenses (including attorneys’ fees) incurred by a covered person in defending a proceeding in advance of the final disposition of such proceeding; provided, however, that we are not required to advance any expenses to a person against whom we directly bring an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to us of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act:

On December 21, 2022, the Company and Fly E-Bike entered into a Share Exchange Agreement, pursuant to which the Company acquired 200 shares of Common Stock of Fly E-Bike, representing all of the issued and outstanding shares of Fly E-Bike, by issuing its shares of Common Stock to the stockholders of Fly E-Bike on a one-for-one basis. Such share issuance was deemed to be exempt under the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof as transactions not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Placement Agency Agreement, dated April 22, 2025, by and between the Company and American Trust Investment Services, Inc.
3.1	Amended and Restated Certificate of Incorporation of Fly-E Group, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on June 7, 2024)
3.2	Amended and Restated Bylaws of Fly-E Group, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the registrant on June 7, 2024)
3.3	Certificate of Amendment to the amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on March 14, 2025)
4.1	Specimen certificate evidencing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-1 (File No. 333-276830) filed by the registrant on April 4, 2024)
4.2	Representative’s Warrant, dated June 7, 2024 (incorporated by reference to Exhibit 4.2 to the registration statement on Form S-1 (File No. 333-276830) filed by the registrant on May 3, 2024)
4.3**	Form of Warrant
5.1*	Opinion of Ellenoff Grossman & Schole LLP
10.1†	Employment agreement dated April 1, 2023 by and between FLYEBIKE Inc and Zhou Ou (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K filed by the registrant on June 27, 2024)
10.2†	Employment agreement dated November 7, 2024 by and between FLYEBIKE Inc and Shiwen Feng (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on November 8, 2024)
10.3^	Loan and Security Agreement dated as of August 5, 2024, by and among the registrant, Fly-E-Bike Inc., Fly EV, Inc. and Peapack-Gladstone Bank (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the registrant on August 16, 2024)
10.4†	Fly-E Group, Inc. 2024 Omnibus Incentive Plan, as amended (incorporated by reference to Appendix A to the Proxy Statement on Form 14-A filed by the registrant on February 21, 2025)
10.5**	Form of Securities Purchase Agreement
21.1**	Subsidiaries of the registrant
23.1**	Consent of Marcum Asia CPAs LLP
23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1 )
24.1	Power of Attorney (included on signature page)
107**	Filing Fee Table

*	To be filed by amendment.

**	Filed herewith.

†	Compensatory plan or arrangement.

^	The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.

(b) Financial Statement Schedules: None.

Item 17. Undertakings

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on April 22, 2025.

FLY-E GROUP, INC.

By:	/s/ Zhou Ou
Zhou Ou
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Zhou Ou as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this registration statement and any registration statements filed by the registrant pursuant to Rule 462 of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Zhou Ou	Chairman of the Board of Directors and Chief Executive Officer	April 22, 2025
Zhou Ou	(Principal Executive Officer)

/s/ Shiwen Feng	Director and Chief Financial Officer	April 22, 2025
Shiwen Feng	(Principal Financial and Accounting Officer)

/s/ Bin Wang	Director	April 22, 2025
Bin Wang

/s/ Zanfeng Zhang	Director	April 22, 2025
Zanfeng Zhang

/s/ Lun Feng	Director	April 22, 2025
Lun Feng